Exhibit 99.1
Independent Auditors’ Report
The Board of Directors
WildBlue Holding, Inc.:
We have audited the accompanying consolidated balance sheets of WildBlue Holding, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WildBlue Holding, Inc. and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
October 9, 2009

WILDBLUE HOLDING, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of
	December 31,		September 30,
	2007	2008	2009
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,112	$50,567	$69,953
Investments in available-for-sale securities	2,144	10,000	1,040
Restricted cash	3,157	2,147	5,698
Receivables — related party	3,719	3,866	3,721
Receivables, net of allowance for doubtful accounts of $729, $1,276 and $1,879, respectively	5,141	12,235	9,211
Inventory	10,576	5,542	8,764
Prepaid expenses	8,547	4,241	4,612

Total current assets	54,396	88,598	102,999

Property, plant, and equipment, net	465,453	435,813	427,044
Satellite co-location right, net	4,608	4,216	3,922
Prepaid services, net	6,252	5,720	5,321
Other assets	1,136	1,434	1,350

Total assets	$531,845	$535,781	$540,636

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$14,826	8,796	8,779
Accrued liabilities	14,919	11,397	14,514
Deferred revenue	3,774	5,716	8,264
Long-term debt, current portion	—	—	13,844
Long-term debt — related parties, current portion	—	—	215,531

Total current liabilities	33,519	25,909	260,932
Long-term debt, net	22,739	22,658	9,851
Long-term debt — related parties, net	377,905	391,964	195,937
Deferred revenue — non current	—	2,194	5,345

Total liabilities	434,163	442,725	472,065

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Convertible senior preferred stock, $0.001 par value. Authorized 195,000,000, 0, and 0 shares issued and outstanding 97,500,000, 0 and 0 shares at December 31, 2007 and 2008 and September 30, 2009, respectively, (aggregate liquidation preference of $195,000,000, $0 and $0, respectively)	98	—	—
Junior preferred stock, $0.001 par value. Authorized 45,000, 0 and 0 shares; issued and outstanding 45,000, 0 and 0 shares at December 31, 2007 and 2008 and September 30, 2009, respectively (aggregate liquidation preference of $45,000,000, $0 and $0, respectively)	—	—	—
Pre-recapitalization Common stock, Series A, $0.001 par value. Authorized 265,000,000, 0 and 0 shares; issued and outstanding 28,479,213, 0 and 0 shares at December 31, 2007 and 2008 and September 30, 2009, respectively	28	—	—
Common stock, $.01 par value. Authorized 0, 2,250,000 and 2,250,000 shares; issued and outstanding 0, 1,468,750 and 1,468,750 shares at December 31, 2007 and 2008 and September 30, 2009, respectively	—	15	15
Additional paid-in capital	551,843	627,915	630,556
Accumulated deficit	(454,287)	(534,874)	(563,036)
Accumulated other comprehensive income	—	—	1,036

Total stockholders’ equity	97,682	93,056	68,571

Total liabilities and stockholders’ equity	$531,845	$535,781	$540,636

The accompanying notes are an integral part of these financial statements

WILDBLUE HOLDING, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands except share and per share data)

				For the nine month periods
	For the years ended December 31,			ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)
Revenue:
Subscriber revenue	$34,088	$97,523	$161,068	$117,303	$142,974
Equipment revenue	5,101	7,980	24,432	16,764	11,947
Other revenue	943	1,808	1,789	1,360	2,603

Total revenues	40,132	107,311	187,289	135,427	157,524

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	65,099	99,694	105,921	82,253	60,375
Sales, marketing and advertising	17,614	21,421	22,513	17,804	17,894
Research and development	2,039	1,037	167	156	19
General and administrative	22,923	8,901	10,678	6,163	16,129
Depreciation and amortization	21,898	43,008	52,794	39,180	43,839
Loss on disposition of assets	4	31	6	87	1,747
Loss on extinguishment of debt	2,068	3,871	15,639	15,639	—

Total operating expenses	131,645	177,963	207,718	161,282	140,003

Operating income (loss)	(91,513)	(70,652)	(20,429)	(25,855)	17,521
Other income (expense):
Interest expense	(25,100)	(57,264)	(58,892)	(42,819)	(44,262)
Interest income	1,080	2,095	875	598	230
Loss on undesignated interest rate swap contract, net	—	—	—	—	(1,651)
Other-than-temporary impairment on investments	—	(1,056)	(2,141)	(1,680)	—

Net loss	$(115,533)	$(126,877)	$(80,587)	$(69,756)	$(28,162)

Net Loss per Share
Basic loss per share	$(4.06)	$(4.46)	$(4.89)	$(3.24)	$(19.17)

Diluted loss per share	$(4.06)	$(4.46)	$(4.89)	$(3.24)	$(19.17)

Weighted average common shares outstanding
Basic	28,442,850	28,461,380	16,491,008	21,553,453	1,468,750

Diluted	28,442,850	28,461,380	16,491,008	21,553,453	1,468,750

The accompanying notes are an integral part of these financial statements

WILDBLUE HOLDING, INC.
AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
(in thousands except share data)

	Preferred Stock				Pre-recapitalization				Additional		Accumulated other	Total
	Senior		Junior		Series A common stock		Common stock		paid-in	Accumulated	comprehensive	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	income	equity
Balance at January 1, 2006	97,500,000	$98	45,000	$—	28,442,850	$28	—	$—	$529,479	$(211,877)	$—	$317,728
Issuance of warrants to purchase Senior Preferred Stock	—	—	—	—	—	—	—	—	22,360	—	—	22,360
Net loss for the year ended December 31, 2006	—	—	—	—	—	—	—	—	—	(115,533)	—	(115,533)

Balance at December 31, 2006	97,500,000	98	45,000	—	28,442,850	28	—	—	551,839	(327,410)	—	224,555

Issuance of Series A common stock	—	—	—	—	36,363	—	—	—	4	—	—	4
Net loss for the year ended December 31, 2007	—	—	—	—	—	—	—	—	—	(126,877)	—	(126,877)

Balance at December 31, 2007	97,500,000	98	45,000	—	28,479,213	28	—	—	551,843	(454,287)	—	97,682

Recapitalization
Exchange of outstanding shares	(97,500,000)	(98)	(45,000)	—	(28,479,213)	(28)	968,750	10	116	—	—	—
Sale of common stock	—	—	—	—	—	—	500,000	5	49,995	—	—	50,000
Issuance of warrants in connection with debt restructuring	—	—	—	—	—	—	—	—	24,861	—	—	24,861
Stock-based compensation	—	—	—	—	—	—	—	—	1,100	—	—	1,100
Net loss for the year ended December 31, 2008	—	—	—	—	—	—	—	—	—	(80,587)	—	(80,587)

Balance at December 31, 2008	—	—	—	—	—	—	1,468,750	15	627,915	(534,874)	—	93,056

Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	2,641	—	—	2,641
Comprehensive loss
Net loss for the nine month period ended September 30, 2009 (unaudited)	—	—	—	—	—	—	—	—	—	(28,162)	—	(28,162)
Unrealized gain on available-for-sale securities (unaudited)	—	—	—	—	—	—	—	—	—	—	1,036	1,036

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(27,126)

Balance at September 30, 2009 (unaudited)	—	$—	—	$—	—	$—	1,468,750	$15	$630,556	$(563,036)	$1,036	$68,571

The accompanying notes are an integral part of these financial statements

WILDBLUE HOLDING, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

				For the nine month periods
	For the years ended December 31,			ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)
Cash flows from operating activities:
Net loss	$(115,533)	$(126,877)	$(80,587)	$(69,756)	$(28,162)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	21,898	43,008	52,794	39,180	43,839
Change in allowance for doubtful accounts	184	545	547	119	603
Stock appreciation rights and stock option compensation	7,809	(6,735)	(3,631)	(4,662)	2,641
Loss on extinguishment of debt facility	2,068	3,871	15,639	15,639	—
Unrealized loss on undesignated interest rate swap contract	—	—	—	—	1,283
Other-than-temporary impairment on investments	—	1,056	2,141	1,680	—
Noncash interest expense; debt discount amortization and other noncash items, net	12,376	21,032	24,149	17,071	22,292
Changes in operating assets and liabilities:
Decrease (increase) in receivables — related parties	(1,849)	(1,250)	(147)	(156)	145
Decrease (increase) in receivables	(461)	(3,335)	(7,641)	(3,776)	2,421
Decrease (increase) in inventory	(8,549)	290	5,034	1,810	(3,222)
Decrease (increase) in prepaid expenses	(43)	(6,480)	4,306	3,802	(371)
Increase in deferred revenues	—	1,952	4,136	2,081	5,699
Increase (decrease) in accounts payable and accrued expenses	11,934	5,278	(4,814)	(2,724)	1,518

Net cash provided by (used in) operating activities	(70,166)	(67,645)	11,926	308	48,686

Cash flows from investing activities:
Capital expenditures for property, plant, and equipment	(125,890)	(36,691)	(22,152)	(11,979)	(36,074)
Proceeds from sale of assets	92	480	—	—	566
Decrease (increase) in restricted cash	343	(1,071)	1,010	(27)	(3,551)
Purchase of investments in available-for-sale securities	(2,200)	(1,000)	(9,997)	(9,959)	(3,999)
Proceeds from sale of investments in available-for-sale securities	—	—	—	—	13,996
Other investing activities	(6)	19	133	—	(238)

Net cash used in investing activities	(127,661)	(38,263)	(31,006)	(21,965)	(29,300)

Cash flows from financing activities:
Proceeds from vendor financing and notes payable	228	—	—	—	—
Payments on vendor financing and notes payable	(60,358)	—	—	—	—
Payments on obligations under capital lease	(84)	—	—	—	—
Proceeds from issuance of equity	—	—	50,000	50,000	—
Proceeds from long-term debt	270,000	120,000	—	—	—
Payments of debt financing costs	(5,454)	(2,291)	(1,465)	(1,198)	—

Net cash provided by financing activities	204,332	117,709	48,535	48,802	—

Net increase (decrease) in cash and cash equivalents	6,505	11,801	29,455	27,145	19,386
Net cash and cash equivalents, beginning of period	2,806	9,311	21,112	21,112	50,567

Net cash and cash equivalents, end of period	$9,311	$21,112	$50,567	$48,257	$69,953

Supplemental cash flow information:
Interest paid	$12,104	$36,420	$34,673	$25,745	$23,706

Noncash investing and financing activities:
Capital acquisitions using capital lease financing	84	—	—	—	—
Capital expenditures for property, plant, and equipment, not paid	—	—	—	—	298
Interest expense added to long-term debt	11,774	16,152	17,765	12,505	16,087
The accompanying notes are an integral part of these financial statements

(1) Organization and Description of Business
WildBlue Holding, Inc. (WildBlue or the Company), incorporated under the laws of the state of Delaware, is a closely-held holding company and operates its business through its wholly-owned subsidiary, WildBlue Communications, Inc (WCI). WCI in turn has two wholly-owned subsidiaries, WildBlue Holdings 1 LLC, its Federal Communications Commission licensee, and WildBlue Communications Canada Corp., owner of the Canadian infrastructure.
The Company operates a satellite-delivered broadband internet service. During 2005, the Company deployed the first Ka-band geostationary (GEO) satellite system, using leased capacity on Telesat Canada’s (Telesat’s) ANIK F2 satellite, capable of providing two-way broadband internet access targeted to residential, small office, and home office subscribers in the contiguous United States unserved or under-served by cable modem, digital subscriber line or terrestrial wireless service. In June 2005, the Company commenced commercial operations. In December 2006, the Company launched its owned satellite, WildBlue-1. This second satellite began providing internet access commercially in March 2007.
Subsequent to year end, on September 30, 2009, WildBlue signed a definitive agreement with ViaSat, Inc. (ViaSat), whereby ViaSat would acquire the Company for approximately $568 million (subject to certain adjustments) payable in a combination of cash, notes payable and ViaSat common stock. The transaction is subject to customary regulatory and other conditions and the Company expects the transaction to close in the fourth quarter of ViaSat’s 2010 fiscal year, which ends April 2, 2010.
(2) Recapitalization Transaction
Effective July 22, 2008, WildBlue Holding, Inc. was formed by the controlling shareholders of WCI by issuing 500,000 shares of common stock in exchange for $50 million. WildBlue Holding, Inc. then simultaneously entered into and affected a Merger Agreement with the stockholders of WCI, providing for the acquisition by the Company of 100% of the outstanding shares of common and preferred stock of WCI through a stock exchange. The exchange of shares was based on the fair market value of the WCI shares on the date of the Merger. The Company exchanged 968,750 of its common shares and 125,000 warrants to purchase its common shares for WCI equity securities pursuant to the Merger Agreement including a 1 for 100 exchange of shares. The outstanding common and Junior Preferred shares of WCI, the related warrants and options to purchase such shares, and the remaining out-of-the-money warrants to purchase the Convertible Senior preferred shares of WCI were determined to have no value and were cancelled (see note 10) pursuant to the Merger Agreement except for 6,250 warrants, which remain outstanding under their original terms on a share adjusted basis. In addition, the Company’s credit facilities were amended, including revisions of the covenants, an increase in the interest rate on a portion of the credit facilities, the ability to extend the maturity date and the issuance of 325,000 additional warrants to purchase the Company’s common stock. (see note 9).
The share exchange was accounted for as a recapitalization between entities under common control. Therefore, the financial statements prior to July 22, 2008, reflect the assets and liabilities of WCI at historical carrying amounts.
(3) Liquidity and Capital Commitments
Delivering broadband internet service via satellite involves substantial risk and future operating results will be subject to business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors, individually or in the aggregate, could have an adverse effect on the Company’s financial condition and future operating results. In addition, the Company has incurred substantial costs through September 30, 2009, primarily related to two satellites, which are capitalized as property, plant, and equipment. Recovery of the costs is dependent on its ability to operate its business according to plan including acquisition and retention of customers at projected rates, customer bandwidth consumption projections and managing costs.
The Company has historically obtained funds through the issuance of debt and equity to develop and sustain its operations. For the year ended December 31, 2008 and the nine month period ended September 30, 2009, the Company generated positive cash flows from operations. While the Company believes it will continue to have positive cash flows from operations in the future, there can be no assurance it will. As such, the Company may need to obtain additional funding through the issuance of debt or equity in the future. The Company believes it has sufficient cash on hand and cash flows from operations to fund its obligations through December 31, 2009. The Company’s first lien and second lien credit facilities mature on June 30, 2010 and August 16, 2011, respectively. The Company’s cash on hand and cash flows from operations are not sufficient to pay these debt instruments at maturity and it will, therefore, need to either restructure the existing terms of the debt or raise the necessary funds to refinance the existing debt facilities. There are no assurances, however, that such restructuring or financing will be obtained or, if obtained, on terms that would be favorable to the Company or its existing stockholders.
(4) Summary of Significant Accounting Policies
(a)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
(b)	Basis of Presentation
The accompanying unaudited condensed consolidated financial statements as of September 30, 2009 and for the nine month periods ended September 30, 2008 and 2009 included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements as of September 30, 2009 and for the nine month periods ended September 30, 2008 and 2009 have been prepared on the same basis as the consolidated financial statements as of December 31, 2007 and 2008 and for each of the years in the three year period ended December 31, 2006, 2007 and 2008 included herein, and in the opinion of management, all adjustments consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the accompanying condensed consolidated financial statements, have been made. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for any future period. Further, in connection with preparation of the condensed consolidated financial statements and in accordance with the recently issued Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 855 — Subsequent Events, we evaluated subsequent events after the balance sheet dates of December 31, 2008 and September 30, 2009 through October 9, 2009 and November 30, 2009, respectively.
All amounts included in the condensed consolidated financial statements as of September 30, 2009 and for the nine month periods ended September 30, 2008 and 2009 are unaudited.
(c)	Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. In addition, the Company’s accounting policies require management to make complex and subjective judgments subject to an inherent degree of uncertainty. The accounting estimates that require the Company’s most significant, difficult and subjective judgments include:
•	The valuation of financial instruments;

•	The assessment of recoverability of long-lived assets;

•	The recognition and measurement of deferred tax assets and liabilities (including the measurement of uncertain tax positions);

•	The valuation and recognition of share-based compensation;

•	The estimate of the fair value of warrants;

•	The estimate of the length of customer lives; and

•	The estimate of the fair value of debt.
The actual results that the Company experiences may differ materially from the estimates.
(d)	Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of six months or less at time of purchase to be cash equivalents. The Company maintains the majority of its cash balances with financial institutions in the form of demand deposits, money market accounts and U.S. government agency obligations. Such deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses related to these balances.
(e)	Restricted Cash
The Company has used cash to collateralize certain letters of credit, which are renewed annually and to collateralize its interest rate swap agreement (see note 9). In addition, certain employment agreements require the Company to restrict cash to fund severance obligations that are triggered upon termination of certain key employees. These amounts are deposited in accounts that restrict the use of such cash for purposes other than discharging the related obligations. As such, these amounts have been classified as restricted cash on the Company’s consolidated balance sheets. Restricted cash whereby the restriction expires in more than one year is classified as noncurrent.
(f)	Receivables and Allowance for Doubtful Accounts
Receivables are recorded at amounts owed as of the balance sheet dates and are reflected net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience and other currently available evidence. Such allowances totaled $0.7 million, $1.3 million and $1.9 million as of December 31, 2007 and 2008 and September 30, 2009, respectively.

(g)	Marketable Investment Securities
As part of its cash management program, the Company maintains a portfolio of marketable investment securities purchased pursuant to the investment policy established by the Board of Directors. The Company accounts for its investments in accordance with FASB ASC Topic 320 — Investments in Debt and Equity Securities. During the years ended December 31, 2007 and 2008, the Company held investments in treasury bills and auction rate securities. During the nine month period ended September 30, 2009, the Company held investment in auction rate securities, which mature in September 2017 and also held investments in commercial paper. The securities held by the Company as of December 31, 2007 and 2008 and September 30, 2009 are classified as available-for-sale (AFS) and are carried at fair value. The Company adjusts the carrying value of the AFS securities to fair value and reports the related unrealized gains and losses that are not deemed to be other-than-temporary as a separate component of “Accumulated Other Comprehensive Income (Loss)” within stockholders’ equity, net of related deferred income tax. Declines in the fair value of a marketable investment security, which are estimated to be “other than temporary” are recognized in the consolidated statement of operations, thus establishing a new cost basis for that investment. For the years ended December 31, 2007 and 2008, the Company recorded an other-than-temporary impairment of approximately $1.1 million and $2.1 million, respectively, on its investments in auction rate securities, which established a new cost basis in the auction rate securities. For the nine month period ended September 30, 2009, the Company recorded a recovery of its impairment of approximately $1.0 million, which is included in other comprehensive income at September 30, 2009. The changes in the fair value of the treasury bills during 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009 were insignificant and primarily related to the accretion of accrued interest.
(h)	Inventory
Inventory consists of the Company’s indoor and outdoor units that have not been deployed, which together comprise its customer premise equipment referred to as “CPE.” Inventory is recorded at the lower of cost or market, which is determined using the first-in, first-out method. Inventories are adjusted for estimated obsolescence and written down to net realizable value based upon estimates of future demand, technology developments, and market conditions. The Company’s proprietary products are built by contract manufacturers to the Company’s specifications. The Company depends on a single manufacturer for the indoor and outdoor electronic components and a single manufacturer for the antenna contained in its CPE. Sales of inventory are included in operating activities in the consolidated statement of cash flows.
In July of 2008, the Company implemented its CPE leasing model whereby the end customer would no longer purchase the CPE but rather it would enter into a lease arrangement with the Company to lease the CPE. Prior to the implementation of the CPE lease model, inventory that was shipped from the Company’s warehouse to its distribution channel partners was treated as a sale (see further discussion in our following discussion of Equipment Revenues). The Company evaluates the nature of the transaction with its distribution channel to determine whether the transaction is a consummated sale and criteria for revenue recognition have been met. After implementation of the CPE leasing model, the Company does not believe that revenue recognition criteria are met until the CPE lease is consummated. The inventory shipped from the Company’s warehouse to its distribution channel partners is recorded in inventory on the balance sheet until the CPE is leased. Upon installation of the CPE at a customer’s premise and signing of the lease agreement, the CPE is recorded to property and equipment on the Company’s balance sheet and the Company begins to depreciate the asset.
The title to and risk of ownership of the CPE inventory located within the Company’s distribution channel has been passed to its channel partners. The title to and risk of ownership is transferred back to the Company upon consummation of the lease with the end customer.
(i)	Property, Plant, and Equipment
The Company records property, plant and equipment at cost. Pursuant to FASB ASC Topic 835 — Interest, the cost of its owned satellite and leased satellite capacity includes capitalized interest costs incurred during the construction and development period. In addition, capitalized costs of these satellites and related ground systems include internal direct labor costs incurred in the construction and development as well as depreciation costs (included in WildBlue-1) related to assets, which support the construction and development of the satellites and related ground systems. Ground systems are placed into service when they are ready for their intended use. While under construction, the costs of these satellites are capitalized assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite was to fail during launch or while in-orbit, the resulting loss would be charged to expense in the period in which such loss was to occur. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-orbit failure.
The Company capitalizes certain internal and external software development costs incurred to develop software for internal use in accordance with FASB ASC Topic 350 — Intangibles. The Company expenses the costs of developing computer software until the software has reached the application development stage and capitalizes all costs incurred from that time until the software is ready for its intended use, at which time amortization of the capitalized costs begins. Determination of when the software has reached the application development stage is based upon completion of conceptual designs, evaluation of alternative designs and performance requirements. Costs of major enhancements to internal use software are capitalized while routine maintenance of existing software is charged to expense as incurred. The determination of when the software is in the application development stage and the ongoing assessment of the recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain factors, including, but not limited to, estimated economic life and changes in software and hardware technology.
Internal use capitalized software costs are amortized on a product-by-product basis over their expected useful life, which is generally three to five years. Software costs that are directly related to a satellite are capitalized with the satellite and amortized over the satellite’s estimated useful life. Amortization expense related to capitalized software costs, exclusive of software cost amortized as part of the cost of the Company’s owned and leased satellites, was $2.8 million, $3.7 million, $4.4 million, $3.3 million and $3.4 million for years ended December 31, 2006, 2007 and 2008, and for the nine month periods ended September 30, 2008 and 2009, respectively.
Included in property, plant, and equipment is a 15-year prepaid capital lease on the ANIK F2 satellite. Beginning in July of 2008, property, plant, and equipment also include costs of CPE leased to subscribers under the retail leasing program. The Company begins depreciating the cost of CPE and installation costs on the initial installation of equipment for customers in the leasing program. Subsequent installations of the CPE are expensed as incurred until the CPE is retired. When a subscriber under the retail leasing program disconnects from the Company’s service and fails to return the leased CPE, the Company retires the leased CPE and records a loss on disposition of assets net of any proceeds received. Loss on disposition of assets of $0 and $1.7 million for the year ended December 31, 2008 and for the nine month period ended September 30, 2009, respectively, have been recorded since implementing the retail leasing program in July of 2008.
Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. The Company begins recording depreciation on the assets associated with the network, gateway ground stations and the satellites when commercially operational. Interest capitalized during the year ended December 31, 2006 was $101,000. No interest was capitalized during the years ended December 31, 2007 or 2008 or the nine month periods ended September 30, 2008 and 2009. The following table summarizes the useful lives of property, plant and equipment:

Asset Class:	Useful Life:
Land	N/A
Network equipment, software and office furniture	3-10 Years
Leasehold improvements	5 Years
Gateway station facilities	5-30 Years
Satellites	12-15 Years
Equipment leased to subscribers	5 Years
(j)	Satellite Co-Location Right
The Company paid Telesat Canada (Telesat) $5 million prior to the launch of WildBlue-1 in December 2006 to co-locate WildBlue-1 with Telesat’s ANIK F2 satellite at the orbital location of 111° W.L. The Company amortizes the co-location right over the remaining life of the ANIK F2 satellite per the co-location agreement with Telesat. The amortization is included in depreciation and amortization in the accompanying consolidated statement of operations. As of December 31, 2007 and 2008 and September 30, 2009, the accumulated amortization of the satellite co-location right was $392,000, $784,000 and $1,078,000 respectively. Estimated future amortization of the satellite co-location right as of December 31, 2008 is as follows (in thousands):

For the years ended December 31,
2009	$392
2010	392
2011	392
2012	392
2013	392
Thereafter	2,256

Total	$4,216

(k)	Prepaid Services, net

Prepaid services consist of satellite telemetry, tracking, and control services associated with ANIK F2, which became operational in 2005. The Company amortizes the prepaid services over the remaining life of the ANIK F2 satellite lease on a straight-line basis. The amortization is included in depreciation and amortization in the accompanying consolidated statement of operations. Estimated future amortization of the prepaid services as of December 31, 2008 is as follows (in thousands):

For the years ended December 31,
2009	$532
2010	532
2011	532
2012	532
2013	532
Thereafter	3,060

Total	$5,720

(l)	Debt Issuance Costs and Debt Discounts
Debt issuance costs are deferred, included in other assets and amortized to interest over the term of the respective credit facilities.
(m)	Impairment of Long-Lived Assets and Assets to be Disposed of
In accordance with the guidance contained in FASB ASC Topic 360 — Property Plant, and Equipment, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that any one or combination of factors indicate that there may be an impairment of the Company’s long-lived assets, such long-lived assets are to be reviewed to determine if their carrying value exceeds their fair value. The Company evaluates the satellite fleet for recovery as one asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. For the years ended December 31, 2007 and 2008, the Company reviewed its long-lived assets for impairment and determined that the carrying value did not exceed the fair value; therefore, no impairment was recorded.
(n)	Derivative Instruments
The Company uses derivative financial instruments for the purpose of hedging exposures to fluctuations in interest rates. The Company’s derivative instruments are recorded in the consolidated balance sheets at fair value within accrued liabilities. Upon settlement of the contracts, the cash flows are presented as an operating activity. The Company accounts for interest rate swaps in accordance with FASB ASC Topic 815 — Derivatives and Hedging. For interest swaps that are not designated as cash flow hedges under the provisions of FASB ASC Topic 815, all gains or losses associated with changes to the fair value of these financial instruments will be recorded in the income statement as loss on undesignated interest rate swap contract.
(o)	Revenue Recognition
The Company’s revenues are derived from two primary sources, the delivery of monthly services and sales or leases of CPE. WildBlue recognizes revenue in accordance with FASB ASC Topic 605 — Revenue Recognition. Under this standard, the Company recognizes revenue when an arrangement exists, prices are determinable, collectibility is reasonably assured and the goods or services have been delivered. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition. WildBlue has two primary sales channels: wholesale and retail. Retail consists of direct sales and independent distributor/value-added reseller sales with respect to equipment sales. Wholesale consists of sales of monthly services through partners at a discount as these partners absorb subscriber acquisition costs, including installation and commissions, as well as on-going operating costs, such as customer service and billing.
(p)	Monthly Services
Subscriber revenues generated from delivery of monthly services are recognized in the month the services are provided. Revenues for monthly services are billed in advance for retail customers and included in deferred revenue. Monthly services earned through the wholesale channel are billed in arrears.
(q)	Equipment Revenues
The Company generates equipment revenue from the sale of CPE to retail subscribers, its wholesale partners and independent distributors. Revenue is recognized when pervasive evidence of an arrangement exists, delivery of products has occurred, the fees are fixed and determinable, and collectability is reasonably assured. The Company has deemed that the revenue recognition criteria are not met for equipment that is sold which is subject to repurchase upon consummation of a lease. CPE sold directly to a retail subscriber, which is not subject to a subsequent repurchase upon consummation of a lease, is recognized as revenue upon installation. CPE sales to wholesalers are not subject to repurchase and are recognized as revenue upon delivery of CPE to the wholesale partner. Since inception of the leasing model in July of 2008, CPE units sold to independent distributors are subject to repurchase upon consummation of a lease with an end customer and no revenue is recognized for these transactions. The Company has concluded that all sales of CPE prior to the implementation of the CPE leasing model are consummated sales. Consummated CPE sales and value-added resellers are priced at or below cost. These sales are recorded on a net basis, with the proceeds received from the independent distributors and value-added resellers recorded as a reduction of cost of revenue. The proceeds received from the Company’s independent distributors and value-added resellers and recorded as a reduction of cost of revenues were $16.5 million, $24.2 million, $10.9 million, $10.8 million and $0.1 million for the years ended December 31, 2006, 2007, and 2008 and the nine month periods ended September 30, 2008 and 2009, respectively.
Beginning in July 2008, WildBlue’s new retail channel subscribers must lease the CPE required to receive WildBlue’s service. These leases have been evaluated in accordance with FASB ASC Topic 840 — Leases, and are considered operating leases. The Company retains title to the equipment, which is capitalized and depreciated over its estimated useful life. The subscribers have the option of prepaying the lease at a discounted rate. Payments received under this program are recorded as deferred revenue and recognized as revenue on a straight-line basis over the term of the lease. All lease revenues whether prepaid or direct billed are recognized in the month in which the lease revenue is earned. Fees related to account activation are collected prior to installation and shipping and installation are collected upon service activation. These fees are also recorded as deferred revenue and are recognized as revenue over the estimated life of the subscriber relationship. Prior to the leasing program, these fees as well as all installation and related costs were reflected in cost of revenue in the month of the installation.
Sales taxes collected from subscribers and remitted to governmental authorities are accounted for on a net basis and are excluded from revenues in the consolidated statements of operations.
(r)	Cost of Revenue
Cost of revenue includes both the cost of providing monthly services and the cost of CPE sold. Cost of revenue does not include depreciation expense of CPE leased to customers, which consists of $0.6 million and $4.1 million for the year ended December 31, 2008 and the nine month period ended September 30, 2009, respectively. The cost of monthly services consists primarily of the expenses related to space, terrestrial and customer-facing operations. These costs include but are not limited to satellite, gateway, technical, connectivity, engineering, billing, internet service provider (ISP) services, customer care, logistics, and field operations. These costs are recognized as the services are performed or as incurred. Cost of equipment and installation principally includes the cost of CPE sold and related installation. With the exception of the installation and related expenses associated with initial installation under the leasing program, which are capitalized in property, plant and equipment and amortized over the estimated equipment life, the expenditures are treated as expenses when incurred.
(s)	Sales, Marketing and Advertising Costs
Sales, marketing and advertising costs include the ongoing costs of sales, marketing and advertising programs. They also include the cost of up-front and residual commissions paid to the Company’s independent distributors for selling WildBlue’s service. The portion of the up-front commissions allocated to the CPE lease program is considered loan origination cost under the guidance contained in FASB ASC Topic 310 — Receivables, and is reflected in prepaid expenses and amortized over the estimated life of the subscriber. The remaining portion of the up-front commissions and all residual commissions are expensed as incurred.
The Company’s policy is to expense the costs of advertising as they are incurred and no advertising expenditures are capitalized as of December 31, 2008. Advertising costs included in sales, marketing, and advertising were $6.5 million, $2.7 million, $4.3 million, $4.0 million and $3.7 million for the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009, respectively.
(t)	Research and Development Expenses
Research and development expenses are charged to expense as incurred.
(u)	Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718 — Compensation — Stock Compensation. FASB ASC Topic 718 establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 requires the Company to estimate the amount of expected forfeitures in calculating compensation costs for all outstanding awards. In addition, the Company uses the accelerated attribution method to compute its stock-based compensation expense.

(v)	Income Taxes
The Company uses the asset and liability method of accounting for deferred income taxes as prescribed by FASB Topic 740 — Income Taxes. Under this method, deferred tax assets and liabilities are recognized for tax consequences attributable to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period of enactment.
In June 2006, the FASB issued new guidance in ASC Topic 740 — Income Taxes. These requirements were specific to Accounting for Uncertainty in Income Taxes. The Company adopted the new guidance on January 1, 2009. The Company retrospectively applied the adoption to the financial statements for the years ended December 31, 2007 and 2008 and for the nine month period ended September 30, 2008. The adoption resulted in no effect to the financial statements for any of those periods. FASB ASC Topic 740 defines the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Topic 740 — Income Taxes and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. Under FASB ASC Topic 740, the benefit of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit or review by the relevant taxing authority.
(w)	Fair Value Measurements
Effective January 1, 2008 the Company adopted the provisions of FASB ASC Topic 820 — Fair Value Measurements and Disclosures, with respect to financial instruments which provides a definition of fair value, establishes a framework for measuring value and emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value losses or gains are reported in earnings or other comprehensive earnings (loss) as they occur.
The financial instruments consist of cash and cash equivalents, investments in U.S. Treasury Bills and auction rate securities, accounts receivable, accounts payable, interest rate swaps and borrowings. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values. The fair values of the marketable securities, interest rate swaps and long term debt are described below.
FASB ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:
Level 1 inputs utilize observable, quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Financial assets and liabilities utilizing Level 1 inputs include actively-traded equity securities.
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the quoted prices for similar assets or liabilities inactive markets, quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers (for example, some brokered markets), or in which little information is released publicly (for example, a principal-to-principal market), inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measure in its entirety requires management’s judgment and considers factors specific to the asset or liability.

The following table provides information about the assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 and September 30, 2009 and indicate the valuation technique utilized by the Company to determine the fair value (in thousands).

	Fair Value Measurement at December 31, 2008 Using:
			Significant
	Total Carrying	Quoted prices	Other	Significant
	Value at	in active	Observable	Unobservable
	December 31,	markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
Available for sale securities	$
U.S. Treasury Bills	$9,997	$9,997	$—	$—
Auction Rate Securities	3	—	—	3

Fair Value	$10,000	$9,997	$—	$3

Long-term debt
Credit facility 1st Lien	$225,080	$—	$—	$225,080
Credit facility 2nd Lien	$189,542	$—	$—	$182,529

	Fair Value Measurement at September 30, 2009 Using: (unaudited)
			Significant
	Total Carrying	Quoted prices	Other	Significant
	Value at	in active	Observable	Unobservable
	September 30,	markets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
Available for sale securities
Auction Rate Securities	1,040	—	—	1,040
Long-term debt
Credit facility 1st Lien	$229,375	$—	$—	$229,375
Credit facility 2nd Lien	$205,788	$—	$—	$192,014
Interest Rate Swap	$1,283	$—	$—	$1,283
During 2007 and 2008 the Company deemed decreases in the fair value of the auction rate securities of $1.1 million and $2.1 million, respectively, to be other-than-temporary and the related impairments were recorded through the consolidated statement of operations. The following table provides disclosures regarding changes in Level 3 fair value measurements (in thousands):
Changes to Recurring Level 3 Fair Value Measurements

	Auction Rate	Interest Rate
Level 3	Securities	Swap
(In thousands)
Balance, January 1, 2007	$	$
Purchases, issuances and settlements, net	3,200	—
Other-than-temporary impairment loss on investments	(1,056)	—
Realized and unrealized gains (losses) included in other comprehensive income	—	—

Balance as of December 31, 2007	2,144	—
Purchases, issuances and settlements, net	0	—
Other-than-temporary impairment loss on investments	(2,141)	—
Realized and unrealized gains (losses) included in other comprehensive income	—	—

Balance as of December 31, 2008	3	—
Purchases, issuances and settlements, net	—	368
Other-than-temporary impairment loss on investments	—	—
Realized and unrealized loss on undesignated interest rate swap contract	—	(1,651)
Realized and unrealized gains (losses) included in other comprehensive income	1,037	—

Balance as of September 30, 2009 (unaudited)	$1,040	$(1,283)

The Company employs various valuation techniques. The Company’s cash equivalents consist of investments with maturity dates of less than six months when purchased and are quoted from market rates and are classified within Level 1 of the valuation hierarchy.

For the nine month period ended September 30, 2009, the Company recorded a loss of $1.7 million for the changes in the fair value of its interest rate swaps. The loss would continue if London Interbank Offered Rate (LIBOR) rates remain below the current swap rate, and the loss would decrease if LIBOR rates rise, potentially leading to a gain if LIBOR rates rise above the current swap rate. The fair value of the Company’s interest rate swap was determined using projected future cash flows, discounted at the mid-market forward LIBOR rate. The fair values of the Company’s credit facilities are based on the discounted future cash flows using current market rates. The cash flows are discounted using risk free interest rates adjusted for the current credit risk rating of the Company. The credit facilities are reflected on the consolidated balance sheet at original cost net of unamortized discounts and premiums, not at fair value. The fair values of the Company’s auction rate securities are based on the discounted future cash flows using current market rates.

The Company additionally evaluates the counterparty creditworthiness and has not identified any circumstances requiring that the reported values of its financial instruments be adjusted as of December 31, 2008 and September 30, 2009.

(x)	Reclassifications

Certain prior period amounts have been adjusted to correct an immaterial error and conform the prior period presentation to that of the current period. The immaterial error was the result of improperly reducing inventory, increasing accounts receivable and recording a loss on inventory shipped to and held by distributors after the Company implemented the practice of leasing customer premise equipment to subscribers in 2008. The Company has determined that the inventory held by distributors should continue to be reflected on the Company’s balance sheet and it should not record a loss on inventory shipped to its distributor as the inventory is repurchased by the Company from the distributor upon installation at a customer premise under the leasing model (see note 4(h) and note 4(q)). The inventory held in the Company’s distribution channel on December 31, 2008 was approximately $2,660,000 and the loss previously recognized on the inventory shipped to the distributors during 2008 after the company implemented the practice of leasing customer premise equipment to subscribers was approximately $498,000. The company has corrected the amount of inventory reported as of December 31, 2008 with an offsetting reduction in accounts receivable but did not correct the immaterial error relating to the loss previously reported on the inventory shipped to the distributors. As a result of this correction, “Decrease (increase) in receivables” and “Decrease (increase) in inventory” have also been adjusted in “Cash flows from operating activities” on the Consolidated Statements of Cash Flows for the period ending December 31, 2008. The loss on the sales of the customer premise equipment to its distributor of $498,000 in 2008 was recorded in “Cost of revenue” on the Consolidated Statements of Operations. The correction of the immaterial error relating to the loss on sale was corrected in 2009 as a reduction in “Cost of revenue” on the Consolidated Statements of Operations with a corresponding increase in accounts receivable.
(y)	Recent Accounting Pronouncements

In June 2009, the FASB issued ASC Topic 105 — Generally Accepted Accounting Principles. The FASB ASC has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with GAAP. All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. However, rules and interpretive releases of the SEC issued under the authority of federal securities laws will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 30, 2009, all references made to GAAP in our consolidated financial statements will refer to the FASB ASC with the exception of authoritative literature that has not yet been added to the FASB’s ASC. The ASC does not change or alter existing GAAP and, will not have any impact on the Company’s accounting policies or its consolidated financial statements.

In May 2009, the FASB issued ASC Topic 855 — Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted this standard in the quarter ended June 30, 2009 and it did not have any material impact.

In December 2007, the FASB issued ASC Topic 805 — Business Combinations. FASB ASC Topic 805 expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. FASB ASC Topic 805 also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, FASB ASC Topic 805 requires that acquisition costs generally be expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, changes in accounting for deferred tax asset valuation allowances be expensed after the measurement period, and acquired income tax uncertainties be expensed after the measurement period. The Company adopted FASB ASC Topic 805 effective January 1, 2009. The adoption of this standard will impact any of the Company’s future acquisitions.
In April 2008, the FASB issued ASC Topic 350 — Intangibles. FASB Topic 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The Company adopted FASB Topic 350 effective January 1, 2009, on a prospective basis. The adoption of this standard did not have a material effect on its consolidated financial position or results of operations.
In April 2009, the FASB issued ASC Topic 320 — Investments. FASB ASC Topic 320 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The Company adopted FASB ASC Topic 320 effective April 1, 2009. Upon adoption, the Company held one investment in an auction rate security that is covered by the guidance of FASB ASC Topic 320. It is the Company’s intention to liquidate the instrument prior to its maturity and has provided the appropriate disclosures under FASB ASC Topic 320. Accordingly, there is no cumulative effect as the result of adopting FASB ASC Topic 320.
In April 2009, the FASB issued ASC Topic 825 — Financial Instruments. FASB ASC Topic 825 increases the frequency of fair value disclosures from annual only to quarterly reporting periods. The requirements of FASB ASC Topic 825 are effective for financial statements issued for interim and annual periods ending after June 15, 2009. The Company has provided the disclosures required by FASB ASC Topic 825 above.
In June 2009, the FASB issued changes to ASC Topic 810 — Consolidation. The changes amended ASC Topic 810 to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The changes are effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently evaluating the impact that the changes may have on its consolidated financial statements.
In October 2009, the FASB issued Accounting Standards Update (ASU) Number 2009-13, “Revenue Recognition (ASC 605) Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force.” This ASU establishes a new selling price hierarchy to use when allocating the sales price of a multiple element arrangement between delivered and undelivered elements. This ASU is generally expected to result in revenue recognition for more delivered elements than under current rules. We are required to adopt this ASU prospectively for new or materially modified agreements as of January 1, 2011. We are evaluating the impact of this ASU, but do not expect adoption to have a material impact on our financial statements.
(5) Information on Industry Segments and Major Customers
The Company follows the guideance in FASB ASC Topic 280 — Segment Reporting. FASB ASC Topic 280 establishes standards for reporting information about operating segments in the financial statements of public business enterprises. The Company only has one operating segment as it does not maintain discreet information or have any significant decision making processes that are indicative of any separable segments.
Revenue percentages from all customers whose revenue exceeded 10% of the total company revenue were as follows:

						For the nine month
	For the years ended December 31,					periods ended September 30,
(% of revenues)	2006		2007		2008	2008	2009
						(unaudited)
Customer A (Related party)	31.4%		18.0%		12.3%	12.8%	10.8%
Customer B	*	%	*	%	16.0%	16.5%	15.2%
Customer C	*	%	*	%	10.9%	8.7%	11.0%
Percentages of accounts receivable (net of allowance for doubtful accounts) for all customers whose receivable exceeded 10% of the net accounts receivable as of:

*	- Less than 10%

	As of December 31,		As of September
(% of total receivables)	2007	2008	30, 2009
			(unaudited)
Customer A (Related party)	41.9%	24.0%	28.8%
Customer B	34.5%	48.7%	43.0%
Customer C	* %	20.1%	8.8%
Customer D	7.3%	1.3%	13.9%

*	- Less than 10%
(6) Inventory
Inventory consists of the following (in thousands):

	As of December 31,
	2007	2008	As of Sept 30, 2009
			(unaudited)
Finished goods — Warehouse	$8,227	$2,337	$4,028
Finished goods — Distribution channel	—	2,660	3,468
Work-in-process	1,969	406	1,167
Finished goods — Spare equipment	380	139	101

	$10,576	$5,542	$8,764

(7) Property and Equipment
Property and equipment consist of the following (in thousands):

	As of December 31,		As of September
	2007	2008	30, 2009
			(unaudited)
Land	$1,184	$1,134	$1,134
Network equipment, software and office furniture	33,343	38,515	41,599
Leasehold improvements	1,581	1,601	1,607
Gateway station facilities	59,087	60,775	62,425
Satellites	444,792	447,077	449,357
Equipment leased to subscribers	—	12,670	39,297

Total property and equipment	539,987	561,772	595,419
Accumulated depreciation and amortization	(74,534)	(125,959)	(168,375)

Property and equipment, net	$465,453	$435,813	$427,044

Depreciation expense for property and equipment was $20.0 million, $41.9 million, $51.6 million, $38.3 million and $42.8 million for the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009, respectively.
(8) Accrued Liabilities
Accrued liabilities consist of the following (in thousands):

	As of December 31,		As of September
	2007	2008	30, 2009
			(unaudited)
Accrued compensation	$5,957	$4,042	$4,821
Accrued commissions	1,153	1,283	2,363
Expense reimbursement payable	2,500	1,910	1,296
Sales, property and other taxes	1,755	1,356	1,317
Accrued customer support expense	1,715	1,102	1,082
Accrued professional fees	417	526	1,595
Accrued derivative instrument liability	—	—	1,283
Accrued interest	148	142	153
Other liabilities	1,274	1,036	605

Total accrued liabilities	$14,919	$11,397	$14,515

(9) Long-Term Debt
Credit Facilities
On January 9, 2006, WildBlue entered into a $218 million senior secured credit facility (Credit Facility 1st Lien) with certain of its stockholders. The Credit Facility 1st Lien had an initial 15-month term and is secured by substantially all of the assets of the Company. Interest, which is paid quarterly, was tied to three-month LIBOR plus a margin of 10%. The Credit Facility 1st Lien allows a portion of the interest to be added to the principal of the debt.
The Credit Facility 1st Lien includes customary covenants, including financial covenants tied to minimum subscriber counts, pre-subscriber acquisition costs and consolidated EBITDA, as defined. A portion of the Credit Facility 1st Lien was purchased from an original investor by a limited liability company, the majority of which is owned and controlled by current and former executive officers of the Company.
On August 16, 2006, WildBlue amended the Credit Facility 1st Lien and entered into an Amended and Restated First Lien Credit Agreement (Credit Facility 1st Lien, as Amended), which effectively limited the Credit Facility 1st Lien to $180 million and extended the maturity date to December 31, 2009, subject to the certain conditions within the agreement.
Concurrent with this amendment, on August 16, 2006, the Company entered into a $170 million senior secured credit facility (Credit Facility 2nd Lien). The Credit Facility 2nd Lien has a 60-month term and is subordinated to the Credit Facility 1st Lien with regard to security interests in collateral. Interest, which is paid quarterly, is tied to three-month LIBOR plus a margin of 9.5%. The Credit Facility 2nd Lien allows for a portion of the interest to be added to the principal and contains a commitment fee for the unused portion of the debt equal to 0.50% per annum and payable quarterly. The Credit Facility 2nd Lien has a prepayment premium, which requires the Company to pay all interest in full through a specified date on any amounts paid prior to that date. The Credit Facility 2nd Lien includes customary covenants as defined therein, such as financial covenants tied to subscriber counts, consolidated EBITDA, leverage ratios and capital expenditures.
Upon the first borrowing of $50 million under the Credit Facility 2nd Lien, the Company issued to the lenders detachable warrants to purchase 12,500,000 shares of WildBlue Senior Preferred Stock, at an exercise price of $0.01 per share. The proceeds were allocated ratably to the debt and warrants based on the relative fair value of the debt and warrants. The difference between the allocated value to the debt and its face value is amortized to interest expense over the remaining term of the debt.
On June 30, 2007, WildBlue amended the Credit Facility 1st Lien, as Amended and Credit Facility 2nd Lien, to increase each credit facility by $20 million for a total of $40 million. The Credit Facility 1st Lien, as Amended, and Credit Facility 2nd Lien were increased to $200 million and $190 million, respectively, exclusive of interest added to the principal. The amendments also (i) reduced the interest rate on the Credit Facility 1st Lien by 1.5% effective June 30, 2007 to LIBOR plus 6.5%, (ii) adjusted the customary covenants, and (iii) extended by 12 months the prepayment premiums on the Credit Facility 2nd Lien.
On July 22, 2008, the Company completed a recapitalization transaction, which included an amendment to the Credit Facility 1st Lien, as Amended and Credit Facility 2nd Lien, as Amended. Under the amendment to the Credit Facility 1st Lien, as Amended, the lenders (i) revised the covenants and (ii) granted the Company the ability to extend the maturity date from December 31, 2009 to June 30, 2010, which the Company did effective April 30, 2009. The interest rate on the Credit Facility 1st Lien will increase to LIBOR plus 8.5% on July 1, 2009. Under the amendment to the Credit Facility 2nd Lien, as Amended, the lenders (i) revised the covenants, (ii) increased the interest rate from LIBOR + 9.5% to a fixed rate of 15.75% (iii) extended the yield maintenance and prepayment premium periods for an additional 12 months, (iv) provided for a reduction in the interest rate based on achieving certain leverage ratios, and (v) permitted the Company to extend the maturity date of August 16, 2011 to a date not to exceed June 30, 2014. As a part of the recapitalization, warrants for the purchase of 125,000 shares of post-recapitalization Common stock at $0.01 per share were issued in replacement of the original warrants. In addition, the Company issued new

$0.01 warrants for the purchase of 325,000 shares of Common Stock. As part of the amendment to the Credit Facility 2nd Lien, as Amended, there is a prepayment premium or yield maintenance amount due to the lenders on any amounts paid prior to the fourth anniversary of the effective date of the amendment (or August 16, 2012, if the maturity date is extended.)
The amendments to the credit facilities were accounted for as substantial modifications as defined in FASB ASC Topic 470 — Debt. Under this standard, approximately 95.5% of the debt was considered substantially modified and a loss on extinguishment of $15.6 million was recorded based on the derecognition of the carrying value of the old debt and the recording of the fair value of the new debt, which included the fair value of the new warrants or approximately $24.9 million.
As of December 31, 2008 and September 30, 2009, the Company had $225.1 million and $229.4 million, respectively, outstanding under the Credit Facility 1st Lien, as Amended, including $25.1 million and $29.4 million, respectively, of interest to be added to the principal. As of December 31, 2008 and September 30, 2009, the Company had $210.6 million and $222.4 million outstanding under the Credit Facility 2nd Lien, including $20.6 million and $32.4 million, respectively, of interest to be added to the principal balance. As of December 31, 2008 and September 30, 2009, the Company had $21.1 million and $16.6 million, respectively, of long term debt discount, net of amortization of $3.8 million and $7.8 million, respectively. The Company made no commitment fee payments during 2008 or the nine months ended September 30, 2009 as both credit facilities were fully drawn and no additional borrowing was available. After exercising its right to extend the Credit Facility 1st Lien, the Credit Facility 1st Lien and the Credit Facility 2nd Lien have maturity dates of June 30, 2010 and August 16, 2011, respectively. As of December 31, 2008, the Credit Facility 1st Lien, as Amended and Credit Facility 2nd Lien interest rates were 10.26% and 15.750%, respectively. At September 30, 2009, the Credit Facility 1st Lien, as Amended and Credit Facility 2nd Lien interest rates were 9.10% and 15.750%, respectively.
A portion of the debt is owed to related parties. See note 14 for details on the related parties. The schedules below show the breakdown of the debt and related debt discount between related and non-related parties (in thousands):

	December 31,		September 30
	2007	2008	2009
			(unaudited)
Portion of Credit Facility 1st Lien owed to related parties	$205,385	$211,495	$215,531
Portion of Credit Facility 2nd Lien owed to related parties	188,976	200,529	211,757

Total related party debt	394,361	412,024	427,288
Debt discount	(16,456)	(20,060)	(15,820)

Total long-term debt, net — related party	$377,905	$391,964	$411,468

	December 31,		September 30
	2007	2008	2009
			(unaudited)
Portion of Credit Facility 1st Lien owed to non-related parties	$14,065	$13,585	$13,844
Portion of Credit Facility 2nd Lien owed to non-related parties	9,501	10,082	10,646

Total long-term debt	23,566	23,667	24,490
Debt discount	(827)	(1,009)	(795)

Total long-term debt, net	$22,739	$22,658	$23,695

On January 9, 2009, the Company entered into a swap agreement with an affiliate of Toronto Dominion Bank. The Company traded the floating 3-month US Dollar LIBOR rate on $225.0 million of its Credit Facility 1st Lien, as Amended, to a fixed rate of 1.20% until maturity of the Credit Facility 1st Lien, as Amended, on June 30, 2010. The Company has not designated the interest rate swap as a cash flow hedge in accordance with FASB ASC Topic 815 — Derivatives and Hedging. As such, all realized and unrealized gains or losses associated with changes to the fair market value of the swap are recorded in loss on undesignated interest rate swap contract, net in the consolidated statements of operations.
The following table represents required future debt payments, after extension of the maturity date of the Credit Facility 1st Lien, as Amended, as of December 31, 2008 (in thousands):

Long Term Debt
(excluding
discount)
2009	$—
2010	225,080
2011	210,611

Total	$435,691

(10) Stockholders’ Equity
Prior to the recapitalization transaction on July 22, 2008, WildBlue had the following classes of equity:
(a)	Senior Preferred Stock

The Senior Preferred Stock had an aggregate liquidation preference of $195.0 million and had the highest liquidation preference of all classes of stock. In addition, each share was convertible into one share of Series B Common Stock. The Senior Preferred Stock voted on an “as-converted” basis of 10 votes per share. As of December 31, 2007, there were 97,500,000 Senior Preferred shares outstanding. During the recapitalization transaction, these shares were exchanged on a 100:1 basis for common stock of the recapitalized Company.

(b)	Junior Preferred Stock

The Junior Preferred Stock was nonconvertible, non-voting, nonparticipating and had an aggregate liquidation preference of $45.0 million. Such preference was below that of the Senior Preferred Stock but above that of the Series A Common Stock. As of December 31, 2007, there were 45,000 Junior Preferred shares outstanding. As part of the recapitalization transaction, the holders of these shares were entitled to receive shares of common stock in the recapitalized Company with a fair market value equal to the fair market value of their previously held shares. The fair market value of these previously held shares was deemed to be zero, as such, no shares of common stock of the recapitalized Company were issued in exchange.

(c)	Series A Common Stock

Each share of Series A Common Stock had one vote per share. As of December 31, 2007, there were 28,479,213 Series A Common Stock shares outstanding. As part of the recapitalization transaction, the holders of these shares were entitled to receive shares of common stock in the recapitalized Company with a fair market value equal to the fair market value of their previously held shares. The fair market value of these previously held shares was deemed to be zero, as such, no shares of common stock of the recapitalized Company were issued in exchange.

(d)	Series B Common Stock

Each share of Series B Common Stock was similar to the Series A Common Stock other than it had 10 votes per share. There were no Series B Common Stock shares outstanding as of December 31, 2007. As part of the recapitalization transaction, the holders of these shares were entitled to receive shares of common stock in the recapitalized Company with a fair market value equal to the fair market value of their previously held shares. The fair market value of these previously held shares was deemed to be zero, as such, no shares of common stock of the recapitalized Company were issued in exchange.

(e)	Options and Warrants

In addition to the shares issued and outstanding, there were warrants and options outstanding, which were exercisable into 110,000,000 shares of Senior Preferred and 24,845,274 shares of Common A stock. Of the warrants and options for the Senior Preferred Stock, 97,500,000 had an exercise price of $1.60 per share, which was greater than the $1.00 per share calculated value for the issued Senior Preferred Shares. These options had a fair value deemed to be zero and, as such, no warrants for the purchase of common stock of the recapitalized Company were issued in exchange. The warrants that were issued in conjunction with the Credit Facility 2nd Lien had an exercise price of $0.01 and therefore had approximately the same value as the Senior Preferred Stock. During the recapitalization transaction, these warrants were exchanged for warrants for the purchase of Common Stock of the recapitalized Company on a 100:1 basis at $0.01 per share.
Subsequent to the recapitalization transaction, the Company had the following class of stock outstanding:
(f)	Common Stock

As part of the recapitalization, the Company received $50,000,000 in cash in exchange for 500,000 shares of Common Stock. Common Stock was also issued to the holders of WildBlue Senior Preferred Shares during the recapitalization transaction. Each share of Common Stock is entitled to one vote per share. As of December 31, 2008 and September 30, 2009, there were 1,468,750 shares outstanding.
(g)	Warrants

As noted above in note 9, the Company issued a total of 450,000 warrants to purchase its post-recapitalization common stock in conjunction with the amendments made to the Credit Facility 2nd lien. These warrants have an exercise price of $0.01 and expire on June 30, 2015. As of December 31, 2008 and September 30, 2009, there were 450,000 warrants outstanding.
(11) Stock Based Compensation
The Company accounts for its stock-based compensation in accordance with the provisions of FASB ASC Topic 718 — Compensation — Stock Compensation. FASB ASC Topic 718 replaced all prior guidance on the topic of stock compensation and requires the cost resulting from all share-based payment transactions with employees be recognized in the results of operations over the period during which an employee provides the requisite service in exchange for the award and establishes fair value as the measurement basis of the cost of such transactions.
Prior to the recapitalization, WildBlue had instituted five equity based compensation plans including two separate incentive stock option plans (ISOs), the 2004 SAR Plan, the 2006 SAR Plan and the 2007 Phantom Unit Plan. As a part of the recapitalization, all of these plans were terminated and any grants under the plans were cancelled during the recapitalization transaction. Subsequent to the recapitalization, WildBlue instituted a new incentive stock option plan, the 2008 Equity Incentive Plan.
There were no options exercised to purchase stock during the years ended December 31, 2006, 2007 and 2008 or the nine month periods ended September 30, 2008 and 2009.
2008 Equity Incentive Plan
On November 20, 2008, the Board and stockholders of WildBlue approved the 2008 Equity Incentive Plan (2008 EIP). Under this plan, the Board of Directors is authorized to issue 156,000 options to purchase common stock of WildBlue Holdings, Inc. As of December 31, 2008 and September 30, 2009, 143,960 and 125,774 options, respectively, were outstanding, with the remaining 12,040 and 30,226 options, respectively, held for future grants. The awards have a contractual term of 10 years.
The awards granted under the 2008 EIP are comprised of one component that vests based on the completion of service only and another component that vests upon the completion of service and the achievement of a market condition by the Company. Generally, the service only portion of the grants vest over 4 years, 15% of which vests at each of the first two anniversary dates of the grant with monthly vesting commencing after the first two years at a rate of 1.25% per month for two years. Because of the recapitalization and elimination of previous equity based plans, for the awards granted in 2008, higher paid employees agreed to take accelerated vesting of the service portion of the 2008 options in lieu of the cash payments called for by the 2006 SAR and 2007 Phantom Unit Plan. The vesting timing was modified to in effect move up the first year’s cliff vesting so that all employees would be immediately vested from 0% to 15% on issue of the grant based on 25% of their vested percentages in the 2006 and 2007 plans and the salary level in the Company. On September 1, 2009, all grantees received 15% cliff vesting if still employed. Subsequent to September 1, 2009, all grantees will vest at a rate of 1.25% per month until they have earned 60% of the total award which represents the service only portion of the award. As a result, the average length of vesting for the service-only portion of the options was reduced to 3.75 years.
The service and market condition portion of the options comprises 40% of each grant. The market condition is that these awards will vest if, prior to August 31, 2011, the valuation of the Company doubles or prior to August 31, 2014, the valuation of the Company triples, as compared to the value of the Company on the date of the recapitalization transaction. Under both scenarios, the valuation must be measured by an Initial Public Offering, share value for trades on a public exchange, a sales or merger of the Company or a 3rd party transaction (for example, a new equity investment). If none of these measurement activities have occurred, the Board of Directors could request a 3rd party valuation to set the value of the Company on August 31, 2014. In addition to the Company meeting the market conditions, the employee must still be employed by the Company at the time the condition is met to qualify for vesting of the option. Compensation expense under this plan is recorded in additional paid-in-capital. The table below summarizes information regarding all grants under the 2008 EIP.

		Weighted	Weighted	Aggregate
		average	average	Intrinsic
	Number of	exercise	remaining	Value
	awards	price	life	(In thousands)
Balance, December 8, 2008	—			$—
Awards granted	143,960	$100.00	10.00	—
Awards exercised	—			—
Awards forfeited	—			—

Outstanding at December 31, 2008	143,960	100.00	9.94	—
Awards granted (unaudited)	5,229	100.00	10.00	—
Awards exercised (unaudited)	—			—
Awards forfeited (unaudited)	(23,415)	100.00	9.26	—

Outstanding at September 30, 2009 (unaudited)	125,774	$100.00	9.21	$—

Excercisable, December 31, 2008 and September 30, 2009 (unaudited)	31,672	$100.00	9.19	$—

Pre-Recapitalization Plans
ISO Plans
Prior to the recapitalization, the Company maintained two separate incentive stock option (ISO) plans. New grants under these plans were suspended on January 29, 2003. Both ISO plans were terminated and all grants under the ISO plans were cancelled during the recapitalization transaction. The table below summarizes information regarding all grants of the ISO Plans for the year ended December 31, 2008.

Year ended December 31, 2008
		Weighted	Weighted	Aggregate
		average	average	Intrinsic
	Number of	exercise	remaining	Value
	awards	price	life	(In thousands)
Outstanding at January 1, 2008	484,794	$3.69	2.36	$—
Awards granted	—			—
Awards exercised	—			—
Awards forfeited / cancelled	(484,794)	3.69	1.80	—

Outstanding at December 31, 2008	—			$—

Excercisable, December 31, 2008	—			$—

There were no additional shares available for grant under this plan as of December 31, 2007 and 2008 and September 30, 2009. There were no options granted or vested during 2006 or 2007. The intrinsic value of shares vested during 2006 and 2007 was zero. The Company has classified all awards under this plan as equity.
2004 SAR Plan
On July 21, 2004, the board and stockholders of WildBlue approved a SAR plan for the employees of the Company (2004 SAR Plan). The 2004 SAR Plan originally had available 15,964,587 stock appreciation rights (SARs) for grant. Each SAR was intended to generally be economically equivalent to a share of Senior preferred stock. Each SAR had a 10-year term and vested over a 5-year period in equal annual installments from the date of grant. The Company had the option to pay out the net value of each exercised SAR either in cash or with Senior non-voting preferred stock. Senior non-voting preferred stock was similar to Senior preferred stock in all respects other than it was non-voting, converted into Series A common stock, and, in certain instances, did not have similar dilution protection.
The Company suspended grants under the 2004 SAR Plan on January 1, 2005 due to new deferred compensation regulations, and later amended the 2004 SAR Plan such that there were no longer any SARs available for grant. In 2007, when the Company created the 2007 Phantom Unit Plan described below, units of that plan were issued in exchange for vested grants under the 2004 Plan. Any unvested units were cancelled and the plan was terminated by the end of 2007. There were no awards granted during 2006 or 2007 and the intrinsic value of shares vested during 2006 and 2007 was $0. The intrinsic value of shares exercised during 2006 and 2007 was $21,182 and $592,891 respectively.

Because this award was payable in either cash or equity, the Company treated the award as a liability.
2006 SAR Plan
WildBlue previously maintained a SAR plan for the employees of the Company (2006 SAR Plan). As a result of a subsequent amendment, the 2006 SAR Plan had available 24,927,959 SARs for grant. Each SAR was intended to generally be economically equivalent to a share of Series A common stock. Each SAR had a 10-year term and vested over a five-year period in equal annual installments from the date of grant. The Company had the option to pay out the net value of each exercised SAR either in cash or with pre-recapitalization Series A common stock. The 2006 SAR Plan was terminated and all grants under the 2006 SAR Plan were cancelled during the recapitalization transaction. The table below summarizes information regarding all grants of the 2006 SAR Plan for the year ended December 31, 2008.

Year ended December 31, 2008
		Weighted	Weighted	Aggregate
		average	average	Intrinsic
	Number of	exercise	remaining	Value
	awards	price	life	(In thousands)
Outstanding at January 1, 2008	20,988,312	$0.09	7.35	$437
Awards granted	—			—
Awards exercised	—			—
Awards forfeited / cancelled	(20,988,312)	0.09	6.79	(437)

Outstanding at December 31, 2008	—			$—

Excercisable, December 31, 2008	—			$—

SARs available for grant under this plan were 486,318, 0 and 0 as of December 31, 2007 and 2008 and September 30, 2009, respectively. The fair value of awards granted during 2006 and 2007 were $0.08 and $0.24 respectively. The intrinsic value of shares vested during 2006 and 2007 was $27,828 and $136,160 respectively. The intrinsic value of shares exercised during 2006 and 2007 was $119 and $10,054 respectively.
Because this award was payable in either cash or equity, the Company treated the award as a liability.
2007 Phantom Unit Plan
On December 28, 2007, the Board and stockholders of WildBlue approved the 2007 Phantom Unit Plan. No additional grants were allowed under the 2007 Phantom Unit Plan subsequent to the initial 10,576,970 grants. Each Phantom Unit had a 10-year term and vested over a five-year period in equal annual installments from the date of grant with carryover vesting from the 2004 SAR Plan. The Company was obligated to pay out the net value of each exercised 2007 Phantom Unit in cash. The cash value of each 2007 Phantom Unit was capped at $0.51. Substantially all participants relinquished their vested rights for grants under the 2008 Equity Incentive Plan or cash. The table below summarizes information regarding all grants in the 2007 Phantom Unit Plan for the year ended December 31, 2008 and the nine month period ended September 30, 2009.

		Weighted	Weighted	Aggregate
		average	average	Intrinsic
	Number of	exercise	remaining	Value
	awards	price	life	(In thousands)
Outstanding at January 1, 2008	8,847,094	$1.60	5.61	$4,512
Awards granted	—			—
Awards exercised	(152,168)			(69)
Awards forfeited / cancelled	(8,340,156)			(4,355)

Outstanding at December 31, 2008	354,770	1.60	4.61	88
Awards granted (unaudited)	—			—
Awards exercised (unaudited)	(354,770)	1.85	4.53	(88)
Awards forfeited (unaudited)	—			—

Outstanding at September 30, 2009 (unaudited)	—			$—

Excercisable, December 31, 2008	354,770	$1.60	4.61	$88

Excercisable, September 30, 2009 (unaudited)	—			$—

The fair value of the initial awards granted during 2007 was $0.15. There were no additional units available for grant as of December 31, 2007 and 2008 and September 30, 2009. No awards were exercised in 2006 or 2007. The intrinsic value of shares vested during 2006 and 2007 was $2,802,484 and $3,438,715 respectively.
Because this award was payable in either cash or equity, the Company treated the award as a liability.
Equity Based Compensation Expense
As stated above, the SAR and Phantom Unit Plans are accounted for as liabilities and are adjusted at each reporting date to fair value. An increase in fair value will result in an increase of the awards’ total compensation expense. Similarly, a decrease in fair value will result in a decrease of the awards’ total compensation expense. Previously recorded compensation expense is adjusted in the current period as a cumulative catch-up adjustment based on the current fair value of the awards. The fair values of these awards were determined using the Black-Scholes option pricing model.
The Company recorded share-based compensation expense (net of reductions in cumulative compensation expense for liability awards) of $7.9 million, $(6.1) million, $(3.6) million, $(4.7) million and $2.6 million for the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009, respectively. As a result of a decrease in the liability for payments under the stock appreciation rights related to the 2004 and 2006 SAR Plans, the 2007 and 2008 amounts include reductions of $6.7 million and $4.7 million, respectively, in compensation costs related to decreases in the fair value of the stock.
As of December 31, 2008 and September 30, 2009, there was $4.6 million and $2.2 million, respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements under the 2008 EIP. These costs are expected to be recognized over a weighted-average period of 3.57 years and 2.82 years, respectively. The Company has not recorded any income tax benefits from the 2008 EIP Plan due its classification as an incentive stock option plan.
The accompanying consolidated balance sheet includes liabilities in the amount of $4.8 million, $89 thousand and $0 as of December 31, 2007 and 2008 and as of September 30, 2009, respectively, related to share appreciation rights.
For equity classified awards, the compensation expense was recorded based on the grant date fair value of the options. For liability classified awards, the compensation expense and related liabilities were adjusted at each reporting date to reflect changes in the fair value of the awards. All fair values of service only based awards were calculated using a Black-Scholes valuation model. The Black-Scholes valuation model incorporated a number of variables, including expected volatility of the underlying security and an appropriate discount rate. For the 2008 EIP plan, the Company estimated a pre-vest forfeiture rate of 2.44% using the Company’s historical forfeiture rates from the 2006 SAR Plan and 2007 Phantom Unit Plan.
The following table summarizes the assumptions used in the Black-Scholes valuation model for the year ended December 31, 2008 including the assumptions used for valuation of the awards outstanding under the 2007 Phantom Unit Plan:

	Year ended December 31, 2008
		2007 Phantom
	2008 EIP Plan	Unit Plan

Volatility	61.23%	56.46%
Risk free rate of return	1.41%	3.83%
Dividend yield	—	—
Expected term (years)	3.75	6.50
The average grant-date fair value of awards issued in 2008 and 2009 with only service conditions was $46.13 and 52.93, respectively.
The Company estimates the fair value of the options issued with a market condition based on a trinomial lattice model. This model considers the probability of satisfying the market conditions stipulated in the award as well as the assumptions of other variables, including the risk-free interest rate and expected volatility of the Company’s stock price in future periods. The risk-free rate is based on the U.S. dollar-denominated U.S. Treasury strip rate with a remaining term that approximates the life assumed at the date of grant. The weighted average fair value of these awards granted was $34.18 and $34.57 during the year ended December 31, 2008 and the nine month period ended September 30, 2009, respectively. The weighted average assumptions used in estimating the value of this award were as follows:

2008 EIP Plan
	2008 Awards	2009 Awards
Volatility	64.09% - 78.83%	65.40% - 91.21%
Risk free rate of return	0.13% - 3.37%	0.24% - 3.80%
Dividend yield	—	—
Expected term (years)	2.42	2.39
The total weighted-average grant-date fair value of all options issued during the year ended December 31, 2008 was $41.35. The fair value of all options vested during the year ended December 31, 2008 was approximately $704,000.
The following tables summarize the inputs used in the Black-Scholes valuation model for determining grant date and valuation date fair values for liability awards for the years ended December 31, 2006 and 2007:

	Year ended December 31, 2007
	2006 SAR	2007 Phantom	Stock Option
	Plan	Unit Plan	(ISO) Plans
Volatility	56.46%	56.46%	56.46%
Risk free rate of return	3.83%	3.83%	3.83%
Dividend yield	—	—	—
Expected term (years)	6.50	6.50	2.36

	Year ended December 31, 2006
	2006 SAR	2004 SAR	Stock Option
	Plan	Plan	(ISO) Plans
Volatility	63.43%	63.43%	63.43%
Risk free rate of return	4.71%	4.71%	4.74%
Dividend yield	—	—	—
Expected term (years)	7.50	7.50	3.36
The volatility for each plan was calculated using a weighted average volatility for a selected group of publicly traded peer companies for the years ended December 31, 2006, 2007 and 2008. The risk free rate of return used to calculate the grant date fair value of awards granted in 2008 was based on the then current yield curve of U.S. Treasury Strips with terms from three years to seven years as of December 8, 2008. Using this yield curve, the Company estimated rates for a 3.75 year term and a 6.5 year term were used for the service and performance based options respectively. The risk free rates of return for the 2004 SAR Plan, 2006 SAR Plan and the 2007 Phantom Unit Plan were the December 31, 2006 and 2007 yields on 7-year U.S. Treasury Strips. The risk free rates of return for the ISO Plans were the December 31, 2006 and 2007 yield on 2-year U.S. Treasury Strips.

The dividend yield was assumed to be 0% for all periods as WildBlue does not currently pay a dividend and there are no plans to pay dividends in the future.
(12) Net Loss per Share
Basic net loss per share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of shares of common outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential incremental common shares outstanding during the period, if their effect is dilutive. Potential incremental common shares include shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of Senior Preferred Stock outstanding during the period. All potential incremental common shares were anti-dilutive as the Company incurred losses in each of the three years ended December 31, 2006, 2007 and 2008 as well as the nine month periods ended September 30, 2008 and 2009.
The following potential incremental common stock shares outstanding were excluded from the earnings per share calculation because their effect was antidilutive as of December 31, 2006, 2007 and 2008 and September 30, 2009 (in thousands):

	As of December 31,			As of September 30,
	2006	2007	2008	2008	2009
				(unaudited)
Senior preferred stock	97,500	97,500	—	—	—
Senior preferred stock warrants	110,000	110,000	—	—	—
Series A common stock warrants	3,372	3,372	—	—	—
Series A common stock options	485	485	—	—	—
Series A common stock appreciation rights	18,142	20,988	—	—	—
Common stock warrants	—	—	450	450	450
Common stock options	—	—	144	—	126
On July 22, 2008, the Company performed a recapitalization, as previously described, which significantly changed its capital structure and the number of basic shares outstanding for purposes of the calculation of earnings per share. The net loss per share calculations are based on the actual number of shares including the changes in shares outstanding as a result of the recapitalization. The pro forma loss per share calculation shown below reflects what the loss per share for the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009 would have been had the recapitalization transaction, including the additional capital contribution, taken place on January 1, 2006.

				For the nine month periods
	For the years ended December 31,			ended September 30,
	2006	2007	2008	2008	2009
	(unaudited)			(unaudited)
Net Loss per Share — Proforma
Basic loss per share	$(78.66)	$(86.38)	$(54.87)	$(47.49)	$(19.17)

Diluted loss per share	$(78.66)	$(86.38)	$(54.87)	$(47.49)	$(19.17)

Proforma shares outstanding
Basic	1,468,750	1,468,750	1,468,750	1,468,750	1,468,750

Diluted	1,468,750	1,468,750	1,468,750	1,468,750	1,468,750

(13) Income Taxes
The Company has incurred net losses since inception. The Company has not recorded any current income tax provision or benefit for the fiscal years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009.
A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows:

	Years ended December 31,
	2006	2007	2008
U.S. federal income tax expense at the statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.6	4.6	4.6
Rate change	0.3	—	—
Other	1.4	(0.8)	(0.1)
Valuation allowance	(41.3)	(38.8)	(39.5)

Total	—%	—%	—%

Deferred tax assets and liabilities reflect the net tax effects of net operating losses and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the Company’s deferred tax assets and liabilities are as follows (amounts in thousands):

	At December 31,
	2007	2008
Federal net operating loss carryforwards	$122,110	$147,629
State net operating loss carryforwards, net of federal benefit	15,954	19,286
Paid in kind interest expense	11,051	—
Depreciation of equipment, leasehold improvements and other property	(15,997)	(6,954)
Other	8,257	13,239

Deferred tax assets, gross	141,375	173,200
Valuation allowance	(141,375)	(173,200)

Deferred tax assets, net	$—	$—

Based upon the level of historical taxable loss and projections of future taxable loss over the periods in which the deferred tax assets are deductible, management believes it is not more likely than not that the Company will realize the benefits of these deductible differences, and accordingly has established a full valuation allowance as of December 31, 2007 and 2008. Future realization of its net deferred tax assets is dependent on the future earnings of the Company, if any, and the potential expiration of its net deferred tax assets, the timing and amount of which are uncertain as of December 31, 2008.
As of December 31, 2008, the Company had available total federal net operating loss carryforwards of approximately $421.8 million, which expire in the years 2017 through 2028. In addition, the Company had state net operating loss carryovers in various states totaling approximately $281.3 million and expiring in the years 2012 through 2028. The years ended December 31, 2006, 2007 and 2008 are open for taxing authorities in federal and state jurisdictions to audit the Company’s tax returns.
The Tax Reform Act of 1986 contains provisions, among others, that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code, which may limit the availability of net operating loss carryforwards for future use.
Effective January 1, 2009, the Company adopted new requirements contained in FASB ASC Topic 740 — Income Taxes. These requirements were specific to Accounting for Uncertainty in Income Taxes. The Company retrospectively applied the adoption to the financial statements for the years ended December 31, 2007 and 2008 and for the nine month period ended September 30, 2008. The adoption resulted in no effect to the financial statements for any of those periods. The new guidance in FASB ASC Topic 740 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing uncertain tax positions taken or expected to be taken on a tax return. Under FASB ASC Topic 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. Additionally, FASB ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. The Company has elected to treat any penalties or interest incurred as a result of FASB ASC Topic 740 as interest expense. The Company determined that a prior election of entity status for its Canadian subsidiary had not been previously filed. Several administrative remedies exist and the Company is in the process of evaluating them. The impact of failing to make this election is insignificant and no tax benefit related to this tax position has been claimed. As a result of the adoption of FASB ASC Topic 740, no adjustments were made for uncertain tax positions, interest or penalties.
The Company does not currently service, nor does it anticipate servicing customers outside the United States. Canadian operations consist solely of a gateway station facility in Winnipeg, Manitoba. The facility is one of the Company’s seven unmanned gateway station facility locations that the Company utilizes to communicate with its satellites and connect to the internet in the servicing of its customers, which are all located throughout the United States. Since the Winnipeg gateway station facility operations are minimal, the Company does not reflect a Canadian income tax provision.
(14) Related Party Transactions
(a)	NRTC
On July 30, 2003, the Company and the National Rural Telecommunications Cooperative (NRTC) entered into a long-term agreement for the distribution of WildBlue’s service offering when it became available (NRTC Distribution Agreement). The Company made certain financial and operational commitments under the NRTC Distribution Agreement, including tiered pricing for the Company’s consumer premises equipment that, if exceeded, allows for reduced pricing to NRTC. The initial term of the agreement was 10 years.
On August 1, 2006, the Company and NRTC amended and restated the NRTC Distribution Agreement (Amended NRTC Distribution Agreement). The terms and conditions of the Amended NRTC Distribution Agreement are substantially similar to other significant contracts, except that NRTC has the right to authorize its members to distribute the WildBlue service. NRTC markets the service under the WildBlue brand name, and provide all sales, support, installation, and ISP services to its WildBlue subscribers. The NRTC Agreement has a five year term, and, absent 180 day notice to the contrary by either party, automatically renews for successive one year terms. Sales under these agreements have totaled $12.6 million, $19.5 million, $23.3 million, $17.2 million and $17.0 million for the years ended December 31, 2006, 2007 and 2008 and for the nine month periods ended September 30, 2008 and 2009, respectively. The Company had outstanding receivables from NRTC of $3.7 million, $3.9 million and $3.7 million as of December 31, 2007, December 31, 2008 and September 30, 2009, respectively.
At December 31, 2008 and September 30, 2009, NRTC held 269,359 shares of the Company’s common stock. NRTC currently has a designee serving on the Company’s board of directors. NRTC is also participating in the Credit Facility 1st Lien described above.
(b)	Intelsat
On February 20, 2004, the Company entered into an agreement with Intelsat, Ltd. (Intelsat) for the lease of land and associated infrastructure for one of the Company’s gateway facilities. The remaining minimum payments over the initial 10-year term are approximately $1.2 million in the aggregate as of December 31, 2008. The Company used Intelsat for on-site monitoring of WildBlue-1 at SSL’s facilities, for certain construction management services at the Company’s gateway sites and for services associated with the launch of WildBlue-1. Payments under this contract were $414,000, $593,000, $262,000, $194,000 and $428,000 for the years ended December 31, 2006, 2007 and 2008 and for the nine month periods ended September 30, 2008 and 2009, respectively. The Company had outstanding payables to Intelsat in the amount of $117,000, $82,000 and $55,000 as of December 31, 2007, December 31, 2008 and September 30, 2009, respectively.
At December 31, 2008 and September 30, 2009, Intelsat held 538,717 shares of the Company’s common stock. Intelsat currently has two designees serving on the Company’s board of directors.
(c)	Liberty Media Corporation
Liberty Media Corporation (Liberty) acted as an arranger of both of the Company’s Credit Facilities (1st Lien and 2nd Lien). Liberty is also a participant in those Credit Facilities. Liberty received no compensation for their part in arranging the facilities other than their portion of warrants issued upon first borrowing under the 2nd Lien which they received in proportion to their interest in the total facility.
At December 31, 2008 and September 30, 2009, Liberty and its affiliates held 549,441 shares of the Company’s common stock and 225,000 warrants to purchase common stock. Liberty currently has two designees serving on the Company’s board of directors.
(d)	Tennenbaum Capital Partners (TCP)
TCP is participating in both the Credit Facility 1st Lien and 2nd Lien described above. At December 31, 2008 and September 30, 2009, TCP held 200,994 warrants to purchase shares of the Company’s common stock. TCP currently has a designee serving on the Company’s board of directors.
(e)	Officers and Directors
An entity controlled by certain current and former senior executives of WildBlue purchased a $750,000 participation in the Liberty Media portion of the Credit Facility 1st Lien described above.
(15) Commitments and Contingencies

(a)	Operations

The Company is party to a number of contracts for the development and manufacturing of its satellite modem and outdoor antenna units (CPE Contracts). Some of these contracts require the Company to make periodic nonrecurring engineering payments based on the achievement of various milestones and in some cases the Company is committed to purchasing minimum quantities of finished units prior to being able to purchase units from other sources. Research and development expenses of $2.0 million, $1.0 million, $162,000, $156,000 and $19,000 were incurred through December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009 respectively, under the CPE Contracts. The Company’s minimum future cash commitments under the CPE Contracts as of December 31, 2008 were $75.7 million assuming no additional purchases by the Company’s distributors. The $75.7 million commitment is not subject to a time-based sunset, but the Company is prohibited from purchasing CPE from other manufacturers until the commitment has been fulfilled.

The Company is also party to a number of contracts in its business operations for the development and utilization of software systems, network hardware and outsourced customer care activities (Business Operations Contracts). Some of the contracts require the Company to make periodic minimum future cash payments. The Company’s minimum future cash commitments under the Business Operations Contracts as of December 31, 2008 were $4.3 million.

The Company utilizes telecommunication circuits across the continental United States and areas of Canada from multiple telecommunication providers to interconnect its gateway facilities, network and Internet point of presences (POPs). The Company’s minimum future cash commitments associated with the telecommunications circuits as of December 31, 2008 were $8.3 million.

The Company has outstanding two letters of credit totaling $1.0 million. These letters of credit are collateralized by cash deposits with the issuing institution in an amount equal to the face amount of the letters of credit. This cash is classified as restricted cash on the Company’s consolidated balance sheets.

During 2008, the Company adopted a new severance plan covering all employees of the Company. The plan provides non-officer employees of the Company 2 to 39 weeks of severance depending on the employee’s salary grade and tenure with the Company. Severance for officers of the Company is included in the employment agreements between the Company and the individual officers, but generally includes a severance of 12 to 18 months. Under a previous plan, the Company is obligated to pay severance to certain employees upon termination without cause. In order to secure performance of this obligation, the Company escrowed sufficient funds to cover the obligations in a separate trust account. As of December 31, 2008, the balance of the Severance Account was $1.1 million, which the Company believes is sufficient to fund the severance obligation under the old plan.

The Company has operating leases for office space and operational facilities. Rental expense under such arrangements amounted to $736,000, $1.1 million, $1.5 million, $1.1 million and $1.4 million for the years ended December 31, 2006, 2007 and 2008 and for the nine month periods ended September 30, 2008 and 2009, respectively. Office rental expense is included in general and administrative expense and operational facilities rent expense is included in cost of revenue on the Company’s consolidated statements of operations.

Future minimum payments as of December 31, 2008 payable over the next five years and thereafter under non-cancellable operating leases with a term of one year or more and other commitments, including satellite capacity reservations with EchoStar, but excluding new commitments related to AMC-15 and the corporate office facility discussed below, consist of the following (in thousands):

2009	$8,206
2010	7,280
2011	6,969
2012	6,975
2013	6,981
Thereafter	7,105

Total	$43,516

The Company expects to incur significant costs in the future to construct and launch additional satellites and operate its network.

On March 12, 2009, the Company entered an agreement with EchoStar FSS Corporation (the AMC-15 Agreement) to sublease Ka-Band spot beam transponders on the AMC-15 satellite. On the same date, the Company entered into an agreement with EchoStar Broadcasting Corporation to provide related ground infrastructure services for the use of the transponders (Facility Services Agreement). Pursuant to the AMC-15 Agreement and Facility Services Agreement, the Company has elected to extend the agreement beyond the trial period (90 days after completion of the testing of the service). Consequently, the AMC-15 Agreement will expire on December 24, 2014, unless a satellite failure occurs prior to that date. The Facility Services Agreement is coterminous with the AMC-15 Agreement. For the first nine months of the term, the Company will lease three transponders and four transponders each month thereafter. The Company is required to pay $75,000 per month for the first nine months of the term, and $100,000 per month thereafter for the space segment lease and $25,000 per month for ground infrastructure services. The Company has the right to lease additional spot beam transponders on the AMC-15 satellite, on an as available basis, on the same terms and conditions.
On September 28, 2009 the Company signed a new lease agreement for its corporate office facility. The original lease agreement was set to expire on March 31, 2010. The new agreement, effective October 1, 2009, extended the lease expiration from March 31, 2010 to March 31, 2011. As part of the new agreement, the Company was able to lower the monthly rental payments from approximately $105,000 per month to approximately $89,000 per month. The new rental payment schedule is effective for the 18 month period beginning October 1, 2009 and ending March 31, 2011.

(b)	Litigation

The recapitalization transaction consummated on July 22, 2008 gave each of the Company’s shareholders the right to file an appraisal action in Delaware Chancery Court. Ten shareholders, holding 0.64%, of the Senior Preferred Stock, 39.04% of the Junior Preferred Stock, and 40.57% of the Common Stock exercised this right. This appraisal action is now pending before the Delaware Chancery Court. While the petitioners contend that they did not receive fair value for their shares in connection with the recapitalization transaction, the Company intends to dispute that contention vigorously. One of the petitioners in the appraisal rights action is also a lender in the Credit Facility 1st Lien syndicate with a balance of approximately $4.6 million at September 30, 2009. The lender informed the Company that it contends that the extension of the Credit Facility 1st Lien to June 30, 2010 was not permissible and that it will seek repayment upon the original maturity date of December 31, 2009.

Legal fees incurred in conjunction with these actions are expensed in the period incurred.
(16) 401(k) Plan
The Company sponsors a qualified defined contribution benefit plan and allows participation of employees, as defined, who are 21 years of age of older. Under this plan, participants may contribute up to 100% of their annual compensation up to certain limits as defined by the Internal Revenue Service (IRS). The Company matches up to 4% of eligible employee compensation. The Company recorded approximately $538,000, $710,000, $788,000, $602,000 and $637,000 of matching contribution expense for the years December 31, 2006, 2007, 2008 and nine months ended September 30, 2008 and 2009, respectively.
(17) Valuation and Qualifying Accounts

		Additions
	Balance at	(Reductions)		Balance
	Beginning	Charged to	Write-offs and	at End of
(in thousands)	of Period	Operations	Adjustments	Period

Allowance for doubtful accounts
Year Ended:
December 31, 2006	$—	$222	$(38)	$184
December 31, 2007	184	1,399	(854)	729
December 31, 2008	729	2,332	(1,785)	1,276

Valuation allowance for deferred tax assets
Year Ended:
December 31, 2006	$44,567	$47,638	$—	$92,205
December 31, 2007	92,205	49,170	—	141,375
December 31, 2008	141,375	31,825	—	173,200